SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
               RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                              (Amendment No. ___)*

                         Reynolds, Smith and Hills, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                 Not Applicable
                             ---------------------
                                 (CUSIP Number)

                                December 31, 2000
   ---------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

           ( )  Rule 13d-1(b)
           (X)  Rule 13d-1(c)
           ( )  Rule 13d-1(d)



         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No. - Not Applicable              13G                    Page 2 of 5 Pages
--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   HENRY C. LUKE, JR.
   ###-##-####

--------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                     (a)
                                                                        ------
                                                                     (b)
                                                                        ------
--------------------------------------------------------------------------------
 3 SEC USE ONLY

--------------------------------------------------------------------------------
 4 CITIZENSHIP OR PLACE OF ORGANIZATION

   UNITED STATES
--------------------------------------------------------------------------------
                         5 SOLE VOTING POWER
NUMBER OF SHARES                0.00
                         -------------------------------------------------------
                         6 SHARED VOTING POWER
BENEFICIALLY OWNED         24,670.00
                         -------------------------------------------------------
                         7 SOLE DISPOSITIVE POWER
BY EACH REPORTING               0.00
                         -------------------------------------------------------
                         8 SHARED DISPOSITIVE POWER
  PERSON WITH              24,670.00
--------------------------------------------------------------------------------
 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       24,670.00
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.44%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON *

         IN
--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!
                                Page 2 of 5 Pages

--------------------------------------------------------------------------------
                                  SCHEDULE 13G

                                                                     Page 3 of 5
CUSIP NO.  Not Applicable
          ---------------

Item 1(a)   Name of Issuer:  Reynolds, Smith and Hills, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:
            4651 Salisbury Road, Jacksonville, Florida 32256

Item 2(a)   Name of Person Filing:  Henry C. Luke, Jr.

Item 2(b)   Address of Principal Business Office or, if none, Residence:
            345 Greencastle Drive, Jacksonville, Florida 32225

Item 2(c)   Citizenship:  U.S.

Item 2(d)   Title of Class of Securities:  Common Stock, $0.01 Par Value

Item 2(e)   CUSIP Number:  Not Applicable

Item 3      Not Applicable

Item 4      Ownership

            (a)  Amount Beneficially Owned:  24,670
            (b)  Percent of Class:  5.44%
            (c)  Number of Shares as to Which Such Person Has:
                 (i)   Sole Power to Vote or Direct the Vote:  0
                 (ii)  Shared Power to Vote or Direct the Vote:  24,670
                 (iii) Sole Power to Dispose of or to Direct the Disposition of:
                 (iv) Shared Power to Dispose of or to Direct the Disposition of: 24,670

Item 5      Not Applicable

Item 6      Not Applicable

Item 7      Not Applicable

Item 8      Not Applicable

Item 9      Not Applicable

Item 10     Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 12, 2001
-----------------

Henry C. Luke, Jr.

--------------------------------------------------------------------------------
CUSIP No. - Not Applicable              13G                    Page 4 of 5 Pages
--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   JOSEPH J. HARTNETT
   ###-##-####
--------------------------------------------------------------------------------
 2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                     (a)
                                                                        ------
                                                                     (b)
                                                                        ------
--------------------------------------------------------------------------------
 3 SEC USE ONLY

--------------------------------------------------------------------------------
 4 CITIZENSHIP OR PLACE OF ORGANIZATION

   UNITED STATES
--------------------------------------------------------------------------------
                                     5 SOLE VOTING POWER

    NUMBER OF SHARES                   24,069.00
                               -------------------------------------------------
                                     6 SHARED VOTING POWER
   BENEFICIALLY OWNED                       0.00
                               -------------------------------------------------
                                     7 SOLE DISPOSITIVE POWER

   BY EACH REPORTING                   24,069.00
                               -------------------------------------------------
                                     8 SHARED DISPOSITIVE POWER

      PERSON WITH                           0.00
--------------------------------------------------------------------------------
 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        24,069.00
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *

--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.31%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON *
         IN

--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!
                              Page 4 of 5 Pages

--------------------------------------------------------------------------------
                                  SCHEDULE 13G


CUSIP NO.  Not Applicable                                            Page 5 of 5
           --------------

Item 1(a)   Name of Issuer:  Reynolds, Smith and Hills, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices:
            4651 Salisbury Road, Jacksonville, Florida 32256

Item 2(a)   Name of Person Filing:  Joseph J. Hartnett

Item 2(b)   Address of Principal Business Office or, if none, Residence:
            2700 S. Courtenay Pkwy, Merritt Island, Florida 32952

Item 2(c)   Citizenship:  U.S.

Item 2(d)   Title of Class of Securities:  Common Stock, $0.01 Par Value

Item 2(e)   CUSIP Number:  Not Applicable

Item 3      Not Applicable

Item 4      Ownership

            (a)  Amount Beneficially Owned:  24,069
            (b)  Percent of Class:  5.31%
            (c)  Number of Shares as to Which Such Person Has:
                 (i)   Sole Power to Vote or Direct the Vote:  24,069
                 (ii)  Shared Power to Vote or Direct the Vote:  0
                 (iii) Sole Power to Dispose of or to Direct the Disposition of:
                       24,069
                 (iv) Shared Power to Dispose of or to Direct the Disposition of: 0

Item 5      Not Applicable

Item 6      Not Applicable

Item 7      Not Applicable

Item 8      Not Applicable

Item 9      Not Applicable

Item 10     Not Applicable

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

February 12, 2001
-----------------


Joseph J. Hartnett